                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                   AVISTA CORP.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
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           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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           (4)  Proposed maximum aggregate value of transaction:
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           (5)  Total fee paid:
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/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
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           (2)  Form, Schedule or Registration Statement No.:
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           (3)  Filing Party:
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           (4)  Date Filed:
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

PROMPT RETURN OF THE ENCLOSED PROXY CARD WILL SAVE THE EXPENSE OF AN ADDITIONAL
                                    MAILING.
                    YOUR IMMEDIATE ATTENTION IS APPRECIATED.

[LOGO]

                                                                  March 30, 2001

Dear Shareholder:

On behalf of the Board of Directors, it's our pleasure to invite you to the 2001 Annual Meeting of Shareholders. We'll have refreshments beginning at 9:30 a.m. The Annual Meeting will begin promptly at 10:00 a.m.


Date:    Thursday Morning, May 10, 2001          Place:    Avista Corp. Main Office Building
Time:    9:15 a.m. Doors Open                              Auditorium
         9:30 a.m. Refreshments                            1411 E. Mission Avenue
         10:00 a.m. Annual Meeting Convenes                Spokane, Washington

Please take the opportunity to review the enclosed Annual Report, Proxy Statement, and 2000 Financial Report. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN AND DATE YOUR PROXY CARD, AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. Voting your proxy prior to the meeting will allow for a more efficient and timely meeting. Also, your vote is important regardless of the number of shares you own. Thank you for your continued support.

Cordially,


LARRY A. STANLEY                               GARY G. ELY
Chairman of the Board                          President & Chief Executive Officer

          Avista Corp.--P.O. Box 3727--Spokane, Washington 99220-3727
                       Investor Relations--(509) 495-4203

IF YOU REQUIRE SPECIAL ACCOMMODATIONS AT THE ANNUAL MEETING DUE TO A DISABILITY,
                                PLEASE CALL OUR
                   INVESTOR RELATIONS DEPARTMENT BY APRIL 20.

                                  AVISTA CORP.
                            1411 EAST MISSION AVENUE
                           SPOKANE, WASHINGTON 99202

                            ------------------------

               NOTICE OF THE 2001 ANNUAL MEETING OF SHAREHOLDERS

DATE:                          Thursday, May 10, 2001

TIME:                          10:00 a.m., Pacific Time

PLACE:                         Avista Corp. Main Office Building--Auditorium
                               1411 E. Mission Avenue
                               Spokane, Washington

RECORD DATE:                   March 20, 2001

MEETING AGENDA:                1)  Election of five directors.
                               2)  To transact other business that may come before the
                               meeting or any adjournment(s).

By Order of the Board of Directors,

Terry L. Syms
Vice President & Corporate Secretary

Spokane, Washington
March 30, 2001

                       PROXY STATEMENT--VOTING PROCEDURES

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Avista Corp. of proxies for use at the Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to shareholders on or about March 30, 2001.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend our Annual Meeting of Shareholders, please complete, sign and date your proxy card, and return it as soon as possible in the enclosed envelope.

At the close of business on the record date, March 20, 2001, there were 47,386,883 shares of Avista Corp. Common Stock outstanding and entitled to vote at the Annual Meeting. Shares represented at the meeting by properly executed proxies will be voted at the meeting. If the shareholder specifies a choice, the shares will be voted as indicated. A proxy may be revoked at any time prior to the Annual Meeting.

Holders of Common Stock, the Company's only class of securities with general voting rights, will be entitled to one vote per share, subject to cumulative voting rights in the election of directors as described below. Under Washington law, action may be taken on matters submitted to shareholders only if a quorum is present at the meeting. The presence at the Annual Meeting in person or represented by proxy of holders of a majority of the shares of the Company's Common Stock outstanding on the record date will constitute a quorum. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

With respect to the election of directors, each record holder of Common Stock will be entitled to vote cumulatively. The shareholder may give one nominee for election as many votes as the number of directors to be elected, multiplied by the number of shares held by that shareholder or may distribute such votes among any two or more of such nominees. The nominees elected will be those receiving the largest number of votes cast by the holders of the Common Stock, up to five individuals for the 2001 Annual Meeting. The outcome of the vote will be determined by reference to the number of votes cast. Withheld votes are not considered "votes cast" and, therefore, will have no effect.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

Five directors are to be elected, one to hold office for a term of two years until 2003, and four to hold office for a term of three years until 2004, and in each case until their successors are elected and qualified. Unless authority to vote is withheld as to any nominee, the individuals named as proxies on the proxy card will vote for the election of the nominees listed below or, in the discretion of such individuals, will vote cumulatively for the election of one or more of the nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute or the Board may reduce the number of directors. Larry A. Stanley, an outside (non-employee) director, was appointed as Chairman of the Board of the Company on November 10, 2000. Mr. Stanley will retire from the Board at the end of his term in May 2001.

The following has been prepared from information furnished to the Company by the nominees and the continuing directors.

*INDICATES NOMINEES FOR ELECTION

ERIK J. ANDERSON*                                         DIRECTOR NOMINEE (FOR A TERM EXPIRING IN 2004)
Mr. Anderson, age 42, is Chief Executive Officer of Matthew G. Norton Co. and President of its subsidiaries,
Northwest Building, LLC and affiliated company MGN Opportunity, LLC. Prior to 1998, Mr. Anderson was Chief
Executive Officer of Trillium Corporation. In addition, his experience includes tenures as both a partner at the private equity firm of Frazier & Company, LP and as a Vice President of Goldman, Sachs & Co. Mr. Anderson serves on the boards of StairMaster Sports/Medical Products, Inc., and the Washington State University Foundation. He also serves on the advisory boards for Northwest Venture Partners and Northwest Capital Partners II.

KRISTIANNE BLAKE*                                         DIRECTOR NOMINEE (FOR A TERM EXPIRING IN 2004)
Mrs. Blake, age 47, is a certified public accountant and President of the accounting firm of Kristianne Gates
Blake, P.S. Prior to founding her firm in 1987, she was a partner with Deloitte & Touche. Mrs. Blake is a trustee of the Frank Russell Investment Company, the Russell Insurance Funds and the WM Group of Funds. She is also a published author. Mrs. Blake is currently serving on the boards of the Washington State Higher Education
Coordinating Board and the Inland Empire YMCA. She previously served on the boards of the Spokane Area Chamber of
Commerce, Spokane Intercollegiate Research and Technology Institute, Washington State Securities Advisory Committee
and the United Way of Spokane County. Mrs. Blake also serves on the board of Avista Advantage, Inc.

DAVID A. CLACK*                                           DIRECTOR SINCE 1988 (FOR A TERM EXPIRING IN 2004)
Mr. Clack, age 66, is a principal of Olympic Capital Partners, a private investment banking firm headquartered in
Seattle, Washington. He is Chairman of NVA Holdings, LLC, and is also on the board of Lifespan Biosciences, Inc.
Previously, and for over five years, Mr. Clack was President of Clack and Co., a private investment firm headquartered in Spokane, Washington.

GARY G. ELY*                                              DIRECTOR NOMINEE (FOR A TERM EXPIRING IN 2003)
Mr. Ely, age 53, has been President and Chief Executive Officer of the Company since November 10, 2000. He has been employed by the Company since 1967. His experience includes management positions in engineering, operations, marketing, and natural gas. He was appointed Vice President of Marketing in 1986, Vice President of Natural Gas in
1991, Senior Vice President of Generation in 1996, Executive Vice President in 1999, and acting President & CEO in
October 2000. Mr. Ely also serves as Chairman of the Board of Avista Corp.'s subsidiaries, including Avista
Advantage, Avista Communications, Avista Labs, and Avista Energy. He has been an active member of various professional and business organizations, including having served on the boards of the Pacific Coast Gas
Association, Northwest Electric Light and Power Association, the Northwest Gas Association, and the Spokane Valley
Chamber of Commerce. Through appointment by the Washington State Governor, Mr. Ely also served on the Energy
Facility Siting Committee, and was a member of the Washington State Building Code Council, which developed the
State Energy Code. He is also a member of the Washington State Business Roundtable.

SARAH M. R. (SALLY) JEWELL                                DIRECTOR SINCE 1997 (CURRENT TERM EXPIRES 2003)
Mrs. Jewell, age 45, has been Executive Vice President and Chief Operating Officer of Recreational Equipment, Inc.
("REI") since April 2000. Prior to that time, she spent nineteen years in the banking industry in the areas of energy banking, national accounts, credit administration, head of business banking activities in Washington, and finally as President of the Commercial Banking Group of Washington Mutual Bank. Mrs. Jewell serves on the boards of
REI and Premera, parent company of Premera Blue Cross and Medical Service Corp. In addition, she serves on advisory committees for the University of Washington's College of Engineering and of the School of Business.

JOHN F. KELLY                                             DIRECTOR SINCE 1997 (CURRENT TERM EXPIRES 2003)
Mr. Kelly, age 56, has been a board member of Alaska Air Group since 1989, and has served as Chairman, President and CEO of that company, as well as Chairman and CEO of Alaska Airlines, since 1995. He also served as President of
Alaska Airlines from 1995 to 1997 and Chief Operating Officer from November 1994 to February 1995. He has served
Horizon Air as its Chairman of the Board since February 1991. Mr. Kelly is a director of the Washington State
Roundtable, and a board member of the Air Transport Association and of the Northwestern University Transportation
Center Business Advisory Committee.

JESSIE J. KNIGHT, JR.                                     DIRECTOR SINCE 1999 (CURRENT TERM EXPIRES 2002)
Mr. Knight, age 50, is President and CEO of the San Diego Regional Chamber of Commerce and is Executive Vice
President of Navillus Associates, LLC, a real estate development partnership located in San Francisco. From 1993 through 1998, Mr. Knight served as a Commissioner of the California Public Utilities Commission as managing commissioner over the telecommunications and electric industries of the state. Mr. Knight was the Vice President of
Marketing for the San Francisco Chronicle and San Francisco Examiner newspapers for seven years. He spent ten years in senior management positions in marketing and finance for the Dole Foods Company (principally in the pineapple industry) and as Director of Marketing for its U.S. and Canadian businesses and its Latin American operations.
Mr. Knight serves on the boards of Blue Shield of California and DBS Industries, Inc. He is former Vice Chairman of the World Affairs Council of Northern California and is presently a standing member of the Council on Foreign
Relations.

EUGENE W. MEYER                                           DIRECTOR SINCE 1990 (CURRENT TERM EXPIRES 2002)
Mr. Meyer, age 64, has been in the financial consulting business for over five years. He was previously a Managing
Director of Kidder, Peabody & Co., Incorporated, an investment banking and brokerage firm. His experience with that firm included serving as a board member and managing its utility finance department. During his career, Mr. Meyer testified on the cost of capital more than 300 times before all state commissions except those in Alaska, Nebraska, and West Virginia. In addition, Mr. Meyer is a chartered financial analyst. Mr. Meyer also serves on the board of
Avista Laboratories, Inc.

BOBBY SCHMIDT*                                            DIRECTOR SINCE 1997 (FOR A TERM EXPIRING IN 2004)
Mr. Schmidt, age 60, has been President for over five years of Schmidt Trading, Inc., a commodity trading and investment firm located in Hilton Head Island, South Carolina. Mr. Schmidt has extensive experience as a commodity trader, working for many years as an independent trader in Chicago. He was a member of the Chicago Board of Trade and while at the Board of Trade, he was associated with Refco, a commodity clearing company. Previously,
Mr. Schmidt was the Chief Financial Officer of Carson Pirie Scott and also served as an advisor to the Illinois
State Legislature. Mr. Schmidt also serves on the board of Avista Energy, Inc.

R. JOHN TAYLOR                                            DIRECTOR SINCE 1985 (CURRENT TERM EXPIRES 2003)
Mr. Taylor, age 51, has been Chairman and CEO since 1995 of AIA Services Corporation, an insurance agency with operations throughout the United States. Prior to that time, Mr. Taylor served as President of AIA Services and was its Chief Operating Officer. In addition, he is a member of the board of directors of Pacific Empire Communications
Corporation of Lewiston, Idaho, a member of the board of trustees of The Idaho Heritage Trust, and a member of the
State of Idaho Endowment Fund Investment board. Mr. Taylor also serves on the board of Avista Communications, Inc.

DANIEL J. ZALOUDEK                                        DIRECTOR SINCE 1998 (CURRENT TERM EXPIRES 2002)
Mr. Zaloudek, age 55, is President and CEO of IMEDIA, Inc., an international multimedia content company located in
Tulsa, Oklahoma. Mr. Zaloudek is active in economic development and public policy issues and has worked on political campaigns on both a local and national level. He also owns a farming and ranching business near Enid,
Oklahoma. From 1978 to 1995, Mr. Zaloudek held various executive positions with Koch Industries and Exxon. He is a member of the Oklahoma State University Board of Governors and is the past Chairman of their board of trustees. In addition, he is on the Board of Directors of the Tulsa Area United Way, and has served on the boards of the
Philbrook Museum of Art and the Oklahoma Sinfonia.

                       BOARD OF DIRECTORS OF AVISTA CORP.
                    CORPORATE GOVERNANCE GUIDING PRINCIPLES

DIRECTOR ACCOUNTABILITY--Directors act as advocates for the shareholders and consider other stakeholders needs, as appropriate. Directors help define and shape the vision of the corporation, review strategic objectives and business plans, and provide direction and guidance to executive management. Directors strive to ensure that strategies, budgets, forecasts, financial plans, and adequate resources are in place to enable the corporation to meet its objectives. Directors encourage accountability, business excellence, a high-performance environment, and retention of high-caliber people.

DIRECTOR COMMITMENT--Directors must commit time outside of Board meetings to understand the business and related issues, to stay updated, and to prepare for Board and committee meetings. Directors must also make themselves available to executive management to provide advice and counsel outside of Board meetings. Directors are expected to attend all meetings of the Board and all meetings of Board committees of which they are members. Directors must sit on at least one Board committee. The Board recognizes that occasional meetings may need to be scheduled on short notice when the participation of a director is not possible. A significant conflict may also arise from time to time that might prevent a director from attending a quarterly meeting. However, it is expected that each director will make every effort to keep such absences to a minimum.

DIRECTOR INDEPENDENCE--Directors must exercise unbiased and independent judgment. Directors must be diligent and prudent in overseeing the corporation's business and performance and in monitoring management. Directors must be free from any material direct or indirect potential benefit other than as a shareholder. Outside directors allow time in an executive session immediately after each quarterly Board meeting to discuss items of interest or urgency.

DIRECTOR SELECTION--The Board has established guidelines for the recruitment and selection of directors. The guidelines include a position profile and the core competencies required of a director. Among other things, these guidelines are to better prepare the Board to identify corporate needs as director retirements/ vacancies occur and as the needs of the business change, as well as to clearly convey what is expected of a Board member. The Board will consist of individuals with the necessary business expertise and professional specialization to allow for success in today's highly competitive business arena and who meet the criteria set forth in the above guiding principles.

BOARD COMPOSITION--The Board will, as set forth in the Articles of Incorporation, consist of no more than eleven directors and generally only one employee-the Chief Executive Officer-will be a director. Should business reasons dictate, the Board retains the flexibility to increase the number of employee directors. But, in any event, the majority of the Board will always consist of outside directors.

BOARD COMMITTEES--Each committee of the Board meets at least quarterly. The chair of each committee reports items discussed by the respective committee to the full Board at each quarterly meeting or more often if deemed necessary. Committee assignments are designed in part to build the skills of directors and the Board as a whole. The committees include members who have special skills relevant to its work. Committee membership is rotated, as appropriate, to address the changing needs of the business and to assist directors in learning the business as a whole. The Board has established certain Board committees as set forth in this proxy statement. Only outside directors sit on the Committees of Audit & Finance, Compensation & Organization, and Corporate Governance.

BOARD COMMUNICATIONS/ACCESS TO MANAGEMENT--Senior management regularly attends Board meetings at the invitation of the Board, and directors have complete access to Company management for information. The Chief Executive Officer provides directors with business updates and related industry information on a monthly basis. In addition, directors receive timely and relevant information on any emerging items of significant interest. Directors and executives strive to ensure that there is a sharing of information between each other that builds an effective partnership and enhances the corporation's opportunity to maximize shareholder value.

BOARD AGENDAS/MATERIALS--The chair of each Board committee is actively engaged in setting committee meeting agendas. In addition, a preliminary agenda is provided to directors in advance of Board and committee meetings for their review and input. Directors are also provided with pertinent background material for their review in advance of meetings.

LEADERSHIP DEVELOPMENT/SUCCESSION PLANNING--The Board has charged the Compensation & Organization Committee with establishing succession plans for the Chief Executive Officer and other executive management. The Chief Executive Officer is expected to update the Board at least annually with respect to leadership development and succession plans for executives and other key positions.

EVALUATION OF THE CHIEF EXECUTIVE OFFICER/SENIOR OFFICERS--The Compensation & Organization Committee is charged with overseeing an annual evaluation of the Chief Executive Officer. The Committee facilitates the evaluation discussion with the full Board and provides feedback to the Chief Executive Officer with respect to said evaluation. The Chief Executive Officer is charged with overseeing annual evaluations of executive management and apprising the Board of executive management performance.

FORMER CHAIRMAN OF THE BOARD AND/OR CHIEF EXECUTIVE OFFICER'S BOARD MEMBERSHIP--When the Chairman and/or the Chief Executive Officer who is an employee and who also serves as a director resigns, a resignation from the Board is required at the same time.

DIRECTOR RETIREMENT AGE/TERM LIMITS/PERFORMANCE--The Bylaws of the Company currently provide that a director who is seventy years of age or more shall retire from the Board effective at the Annual Meeting of Shareholders held in the year in which his/her term expires. The Board has no evidence to suggest that setting term limits has a significant potential to enhance the individual performance/quality of directors.

Performance expectations for directors are set forth in the Board member position profile and core competencies. The Corporate Governance Committee is charged with monitoring overall Board effectiveness.

SHAREHOLDER CONFIDENTIAL VOTING--Confidential voting will be used for all matters to be voted upon by shareholders except (1) as necessary to meet any legal requirements, (2) when a shareholder requests disclosure of the shareholder's vote to management, (3) in any dispute regarding authenticity of proxies and ballots, and (4) in the event of a proxy contest if the other party soliciting proxies does not agree to comply with confidential voting.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held fourteen Board meetings in 2000. The average attendance during 2000 at all meetings of the Board and at all Board committee meetings was 97 percent.

AUDIT & FINANCE--Assists the Board in overseeing financial reporting, corporate risk management, and corporate control. The Committee recommends for Board appointment the independent accounting firm that audits the Company's financial statements, and considers the scope and results of audit services provided by the independent auditors and the Company's internal auditors. The Committee discusses accounting and reporting matters and other conditions affecting the Company's operations with management, independent auditors and legal counsel, and reviews financial operating reports. Based upon the Committee's review and discussions with management and independent auditors, it recommends that the financial statements be included in the annual report on Form 10-K. The Committee also assists the Board in striving to ensure that strategies, budgets, forecasts, and financial plans and processes are in place to meet corporate goals and objectives. The Committee reviews recommendations from management on dividend policy, financing activities, capital investment, allocation of capital to the various business units, and cash management. Only outside directors sit on the Committee. The Committee consists of directors Anderson, Jewell, Knight, Meyer, Schmidt, and Taylor-Chairman. Five meetings were held in 2000.

CORPORATE GOVERNANCE--Advises the Board on corporate governance matters. Such matters include recommending guidelines for the role, composition, and size of the Board, as well as evaluating Board effectiveness and organizational structure. The Committee also develops Board membership criteria and reviews potential director candidates. Recommendations for director nominees are presented to the full Board for approval. Director nominations by shareholders may be submitted in accordance with the procedure set forth below. The Committee consists of directors Blake, Clack, Knight, Stanley, Taylor, and Meyer-Chairman. Four meetings were held in 2000.

COMPENSATION & ORGANIZATION--Considers and approves compensation and benefits of executive officers of the Company and its affiliates. The Committee also oversees the investments in the Employee Retirement Plan and the Employee Investment and Stock Ownership Plan. The Committee also keeps itself apprised of employee benefit plans overall. The Committee also reviews management's proposals with respect to organizational structure and executive personnel and makes recommendations to the full Board as appropriate. In addition, the Committee oversees succession planning for the Chief Executive Officer, as well as other executive officers and other key positions. Only outside directors sit on the Committee. The Committee consists of directors Blake, Kelly, Stanley, Zaloudek, and Clack-Chairman. Four meetings were held in 2000.

ENVIRONMENTAL & SAFETY--Assists the Board in monitoring and overseeing the Company's environmental compliance and performance and provides policy guidance to executive management on environmental issues. The Committee also monitors corporate performance and activities related to employee safety. The Committee consists of directors Clack, Stanley and Blake-Chairman, an executive officer, and senior management employees of the Company. Four meetings were held in 2000.

EXECUTIVE--Has and may exercise, when the Board is not in session, all the powers of said Board which may be lawfully delegated, subject to such limitations as may be provided in the Bylaws or by resolutions of the Board. Generally, such action would only be taken to expedite Board authorization for certain corporate business matters when it is not timely or practical for the entire Board to meet. The Committee consists of directors Clack, Meyer, Taylor, and Stanley-Chairman. No meetings were held in 2000.

                              DIRECTOR NOMINATIONS

The Corporate Governance Committee will consider written recommendations for the Board of Directors that are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board, and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific Annual Meeting must be received by December 1 of the preceding year. Recommendations should be directed to the Vice President & Corporate Secretary of the Company, 1411 East Mission Avenue,
P.O. Box 3727, Spokane, Washington 99220. Shareholders may only nominate directors for election at meetings of shareholders in accordance with the procedures set forth in the Bylaws of the Company.

                             DIRECTOR COMPENSATION

During 2000, directors who were not employees of the Company received an annual retainer of $30,000. Of that amount, two-thirds was paid automatically in Company Common Stock pursuant to provisions of the Non-Employee Director Stock Plan. Directors are also paid $1,200 for each meeting of the Board of Directors or any committee meeting of the Board of Directors. Directors received a per diem travel fee of $1,200 for part of 2000. This per diem travel fee was eliminated by the Board effective May 2000. Directors who serve as Board committee chairpersons and, therefore, have additional responsibility and time requirements associated with Board membership receive an additional $4,000 annual retainer. In addition, any non-employee director who also serves as director of a subsidiary of the Company receives from the Company a meeting fee of $1,200 for each subsidiary board meeting they attend. Only directors Blake, Meyer, Schmidt, and Taylor hold board positions with subsidiaries of the Company. In addition to his regular retainer, Larry A. Stanley received $8,300 for serving as Chairman of the Board from November through December 2000.

In May 2000, the Board approved a non-qualified stock option program (the Non-Employee Director Stock Option Program) for non-employee (outside) directors in accordance with the terms of the Long-Term Incentive Compensation Plan. Annual stock option grants of 3,000 shares will be made to each director following each year's annual meeting. A one-time supplemental grant of 3,000 shares was granted in November 2000. Stock options granted under this plan in 2000 are reflected in the Security Ownership of Management Table. The stock options were granted at 100% of fair market value, which assures that directors receive a benefit only when the stock price increases.

The Board of Directors has set a stock ownership expectation for all members of the Board. Directors are expected to own $100,000 of Company Common Stock within five years of their becoming a Board member and must maintain at least that amount during their tenure as a Board member. This guideline, the Non-Employee Director Stock Plan, and the Non-Employee Director Stock Option Program illustrate the Board's philosophy of increased stock ownership for all members of the Board in order to further strengthen the commonality of interest between the Board of Directors and shareholders.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of Common Stock of the Company held, as of March 1, 2001, by the directors, any nominee for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. No director or executive officer owns any of the Company's Preferred Stock. Also, directors and executive officers as a group do not own in excess of 1% of the outstanding Common Stock of the Company. And, no director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company.

                                                             AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                        ---------------------------------------------------
                                                                        OPTIONS
                                                                      EXERCISABLE      OTHER
                                                                        WITHIN      OUTSTANDING
NAME                                       DIRECT       INDIRECT      60 DAYS(1)    OPTIONS(1)      TOTAL
----                                      --------      --------      -----------   -----------   ---------
Erik J. Anderson........................      150                                                       150
Kristianne Blake........................      574                                       3,000         3,574
David A. Clack..........................    7,416        10,256(2)        1,500         4,500        23,672
Jon E. Eliassen(3)......................    7,966        13,760(4)       11,250        45,250        78,226
Gary G. Ely.............................    7,098        38,125(5)       15,000        82,500       142,723
Robert D. Fukai.........................    6,888        12,007(4)        7,800        26,300        52,995
Sarah M. R. (Sally) Jewell..............    5,462                         1,500         4,500        11,462
John F. Kelly...........................    3,540                         1,500         4,500         9,540
Jessie J. Knight, Jr....................    2,369                         1,500         4,500         8,369
Thomas M. Matthews (Resigned)...........    4,950                       210,000                     214,950
JoAnn G. Matthiesen (Retired)...........                  6,999(6)        7,800                      14,799
David J. Meyer..........................   10,922(7)      8,139(8)       21,250        55,250        95,561
Eugene W. Meyer(3)......................    6,437        12,880(9)        1,500         4,500        25,317
Bobby Schmidt...........................   26,298                         1,500         4,500        32,298
Larry A. Stanley (Retiring 5/01)........    8,031         7,417(10)       6,000                      21,448
R. John Taylor..........................   10,096         9,202(11)       1,500         4,500        25,298
Daniel J. Zaloudek......................    3,421                         1,500         4,500         9,421
All directors and executive officers as
  a group, including those listed
  above--24 individuals.................  113,706       156,660         325,725       430,075     1,026,166

------------------------

 (1) Avista Corp. Common Stock options granted under the Long-Term Incentive Plan. Options reflected in the "Other Outstanding Options" column are not exercisable within sixty days.

 (2) Includes 2,000 shares held in the name of Clack & Co., 7,500 shares held in an IRA account, and 756 shares held by Mr. Clack's spouse.

 (3) Holds 730 exercisable stock options of Bay Area Manufacturing, an indirect subsidiary of the Company.

 (4) Shares held in the Company's 401(k) Investment Plan.

 (5) Includes 32,925 shares held in the Company's 401(k) Investment Plan and 5,200 shares held in the Executive Deferral Plan.

 (6) Includes 6,261 shares held in the Company's 401(k) Investment Plan and 738 shares held in a trust account.

 (7) Includes 5,460 restricted shares of Company Common Stock.

 (8) Includes 2,396 shares held in the Company's 401(k) Investment Plan and 5,743 shares held in an IRA account.

 (9) Includes 600 shares held by Mr. Meyer as custodian for his son and 12,280 shares held in an IRA account.

(10) Shares that are held in a pension/profit-sharing plan not administered by the Company for which Mr. Stanley shares voting and investment power.

(11) Includes 4,000 shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power; 441 shares held by Mr. Taylor's spouse of which shares he disclaims beneficial ownership; and 848 shares held by Mr. Taylor as custodian for his children. Also includes 3,913 shares for which Mr. Taylor has deferred receipt to a later date in accordance with the provisions of the Non-Employee Director Stock Plan.

                            OTHER SECURITY OWNERSHIP

As of March 1, 2001, the following person was known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock:

William H. Gates III--2,887,500 shares, or 6.09%, of the outstanding Common
Stock

Mr. Gates, One Microsoft Way, Redmond, WA 98052 and Cascade Investments, LLC have shared voting power and shared investment power as to all 2,887,500 shares. Mr. Gates is the sole member of Cascade Investments, LLC. Mr. Gates is also the brother of Kristianne Blake, a current nominee for director of Avista Corp. The Avista Corp. Board of Directors appointed Mrs. Blake as a director effective July 1, 2000. Mrs. Blake is also a director of Avista Advantage, Inc.

            SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors, and holders of more than 10% of the Common Stock file reports of their trading in Company equity securities with the Securities and Exchange Commission (SEC). Based solely on a review of Forms 3, 4 and 5 furnished to the Company during 2000, the Company believes that all Section 16 filing requirements applicable to the Company's reporting persons were completed and in a timely manner. The Form 3, however, for Mr. Erik Anderson was resubmitted to reflect an additional four shares.

                             EXECUTIVE COMPENSATION
               BOARD COMPENSATION & ORGANIZATION COMMITTEE REPORT

TO SHAREHOLDERS:

The Compensation & Organization Committee of the Board of Directors (the "Committee") reviews and approves compensation and benefit levels for executive officers. The Committee also establishes specific strategic corporate performance goals, which correspond to short-term and long-term compensation opportunities for executive officers. The Committee is comprised of Board members who are not employees of the Company.

The primary objective in establishing compensation opportunities for executive officers is to support the Company's goal of maximizing the value of shareholders' interests. To achieve this objective, the Committee believes it is critical to:

    - Hire, develop, reward, and retain the most competent executives possible by providing compensation opportunities which are competitive in the marketplace.

    - Tie a significant portion of pay to performance so that rewards vary with the achievement of annual and longer-term results.

    - Promote a close identity of interest between management and shareholders and encourage decision-making that enhances shareholder value. The Committee believes that this objective is best achieved by tying incentive opportunities to the attainment of corporate and individual goals and through regular grants of stock options.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of non-performance-based compensation in excess of $1 million paid in any one year to the chief executive officer and the other four highest-paid executive officers. The Long-Term Incentive Plan was designed to meet the requirements of performance-based compensation under
Section 162(m). And, when consistent with its compensation philosophy and objectives, the Committee intends to structure compensation plans so that all compensation expense is deductible for tax purposes.

                           COMPONENTS OF COMPENSATION

As indicated, the Committee believes that executive officer compensation should be closely aligned with the performance of the Company, and that such compensation should assist in attracting and retaining key executives critical to the Company's long-term success. To that end, the Committee's philosophy is that the total compensation program should consist of an annual base salary, an annual incentive (the amount of which is dependent on corporate and individual performance) and long-term incentives (i.e., stock options, restricted stock, and performance-based stock opportunities).

The Committee considers but does not target executive officer compensation at the median of similarly situated executives at the Company's competitors. Rather, the Committee believes that its total compensation opportunities for executive officers must provide compensation potential to attract and retain executive officers that possess the necessary talent and skill to further the Company's success.

BASE SALARY

The Committee reviews each executive officer's base salary at least annually. The factors that influence Committee decisions regarding base salary include: levels of pay among executives in the utility and diversified energy industry, internal pay-equity considerations, level of responsibilities and job complexity, prior experience, breadth of knowledge, and job performance, including the Committee's subjective judgment as to individual contribution. The Committee considers some or all of these factors as appropriate; there are no formal weightings given to any factor. Based on these factors, the Committee granted executive officers base salary increases, effective March 1, 2000 that ranged from 0% to 10%.

CEO COMPENSATION

Former Chairman, President and CEO Thomas M. Matthews did not receive a base salary increase, an incentive award, or any stock option grants in 2000.
Mr. Matthews resigned from the Company as President and CEO in October 2000, as Chairman of the Board in November 2000, and as Senior Executive Vice President of Strategic Initiatives on December 31, 2000. See "Employment and Separation Agreement--T.M. Matthews" in this proxy statement.

Gary G. Ely was appointed by the Board as President and CEO of the Company on November 10, 2000. Having been with the Company for 35 years, the Board was confident that Mr. Ely's extensive Company and business experience as well as his leadership abilities would contribute significantly to the future success of the Company. The Committee reviewed current compensation data for CEO's in the utility and diversified energy industry to determine the appropriate level of base salary for Mr. Ely. The Committee also took into consideration that Mr. Ely's responsibilities include both electric and gas utility operations, as well as subsidiary operations of a diverse nature. In addition, the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory agencies. The Committee determined (and the full Board concurred) that it would be appropriate to increase Mr. Ely's base compensation to $455,000 to reflect his new job responsibilities as President and CEO. Mr. Ely did receive an incentive award under the Annual Incentive Compensation Plan as set forth below. The amount awarded is set forth in the Summary Compensation Table. Mr. Ely also received a stock option grant under the Long-Term Incentive Compensation Plan as also set forth below. The number of shares granted is reflected in the Option Grants Table.

ANNUAL INCENTIVE COMPENSATION

The 2000 Executive Incentive Compensation Plan provided the opportunity for executive officers to earn an annual incentive based on corporate and individual performance. The Committee established the target amount as a specified percentage of each executive officer's salary. The target bonus percentages ranged from 35% to 60% of salary depending on position, with the exception of Mr. Matthews whose target bonus percentage was 100% of salary. In the event that certain corporate and individual performance goals were achieved, executive officers would have been entitled to receive the full award. In the event that certain performance goals were exceeded, executive officers would have been entitled to receive up to two times their target bonus percentage.

The Committee establishes performance measures annually. In 2000, the Committee approved a plan based on achieving a net income target and a shareholder ranking target. Above a minimum threshold for either a net income target or a shareholder ranking target, the Company would allocate amounts to an incentive pool. If neither threshold is achieved, no awards would be paid. If the minimum threshold targets were achieved, 50% of the bonus amounts would be allocated to the pool. Additional amounts would be allocated to the pool at incremental higher targets, up to 150% of the bonus amounts. Out of the incentive pool, actual awards to executives would be based on achievement of predetermined initiatives and individual performance. The shareholder ranking target was not met. However, the net income target was achieved. Therefore, executive officers, other than Mr. Matthews, were awarded incentives ranging from 15% to 30% of each individual's base salary.

LONG-TERM INCENTIVE COMPENSATION

The primary objective of the Long-Term Incentive Plan is to link management compensation with the long-term interests of shareholders. The Committee establishes a target level of stock options for each executive officer position. The target level is based on competitive data reflecting the estimated median value of the annual long-term compensation opportunity for similar positions in the utility industry. In determining actual annual stock option grants, the Committee also considers individual performance and the potential contribution to the Company's success. Stock options granted under this plan in 2000 to the named executive officers (other than Mr. Matthews who did not receive a grant under the plan) are reflected in the Summary Compensation Table. The stock options were granted at 100% of fair market value, which assures that executives receive a benefit only when the stock price increases.

              MEMBERS OF THE COMPENSATION & ORGANIZATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

Kristianne Blake                           Larry A. Stanley
David A. Clack--Chairman                   Daniel J. Zaloudek
John F. Kelly

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION(1)                         LONG-TERM COMPENSATION(1)
                                   --------------------------------         -----------------------------------------------
                                                                                        AWARDS                    PAYOUTS
                                                                            ------------------------------       ----------
                                                                            RESTRICTED        SECURITIES         LONG-TERM
                                                                              STOCK           UNDERLYING         INCENTIVE
NAME AND PRINCIPAL POSITION          YEAR      SALARY($)   BONUS($)         AWARDS(2)        OPTIONS(#)(3)       PAYOUTS($)
---------------------------------------------------------------------------------------------------------------------------
T. M. MATTHEWS...................    2000      $750,000
Chairman of the Board,               1999      $750,000                                          80,000(5)
President & Chief Executive          1998      $354,808                     $2,000,000(7)       150,000(8)
Officer (Resigned 2000)

G. G. ELY........................    2000      $304,077                                          50,000(5)
President & Chief Executive          1999      $268,077    $130,000(10)                          35,000(5)
Officer                              1998      $211,654    $40,000(11)                           12,500(5)

D. J. MEYER......................    2000      $240,000                                          24,000(5)
Senior Vice President &              1999      $240,000    $60,000(10)                           20,000(5)
General Counsel                      1998      $ 62,769    $10,000(11)      $  200,000(12)       32,500(13)

J. E. ELIASSEN...................    2000      $237,600                                          24,000(5)
Senior Vice President &              1999      $234,215    $59,400(10)                           20,000(5)
Chief Financial Officer              1998      $215,692    $40,000(11)                           12,500(5)

R. D. FUKAI......................    2000      $192,820                                          11,000(5)
Vice President                       1999      $192,820    $33,744(10)                           15,000(5)
External Relations                   1998      $191,741    $30,000(11)                            8,100(5)

J. G. MATTHIESEN.................    2000      $166,105
Vice President                       1999      $161,063    $29,523(10)                           15,000(5)
Human Resources &                    1998      $159,780    $30,000(11)                            8,100(5)
Support Services (Retired 2000)


                                      ALL
                                     OTHER
NAME AND PRINCIPAL POSITION         COMP.($)
---------------------------------  ----------
T. M. MATTHEWS...................  $   49,472(4)
Chairman of the Board,             $  319,464(6)
President & Chief Executive        $1,150,000(9)
Officer (Resigned 2000)
G. G. ELY........................  $   28,906(4)
President & Chief Executive        $    9,524
Officer                            $   13,320
D. J. MEYER......................  $   12,531(4)
Senior Vice President &            $   21,678
General Counsel                    $  200,000(14)
J. E. ELIASSEN...................  $   26,093(4)
Senior Vice President &            $   22,652
Chief Financial Officer            $   48,941
R. D. FUKAI......................  $   32,709(4)
Vice President                     $   37,459
External Relations                 $   49,990
J. G. MATTHIESEN.................  $    7,208(4)
Vice President                     $    6,730
Human Resources &                  $    9,344
Support Services (Retired 2000)

----------------------------------

    Notes to Summary Compensation Table:

 (1) Includes any amounts deferred pursuant to the Executive Deferral Plan. This plan allows executive officers the opportunity to defer until their retirement or until their earlier termination, disability or death, up to 75% of their base salary and/or up to 100% incentive/bonus cash payments. Accumulated deferred compensation is credited with earnings at a non-preferential rate.

 (2) As of December 31, 2000, D. J. Meyer held 5,460 shares of restricted stock valued at $111,930. Also, as of December 31, 2000, T. M. Matthews held 88,398 shares of restricted stock (which had not vested) valued at $1,812,159--see Note (7). These unvested shares were subsequently forfeited. Dividends are paid on all restricted Common Stock at the same rate as paid on the Company's Common Stock.

 (3) No stock option granted under the Long-Term Incentive Plan may be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution.

 (4) Includes employer contributions under both the Executive Deferral Plan and the Investment and Employee Stock Ownership Plan (401(k) plan), pursuant to which the Company matches 75% of each executive officer's deferral up to 6% of salary. Also includes payments for unused, paid time-off accrued under the Company's One-Leave Program. Amounts for 2000 under the Deferral Plan were: Matthews--$24,500; Ely--$6,663; Meyer--$4,881; Eliassen--$5,654;
     Fukai--$3,185; Matthiesen--$1,398. Amounts for 2000 under the 401(k) plan were: Matthews--$7,650; Ely--$7,650; Meyer--$7,650; Eliassen--$7,650;
     Fukai--$7,650; Matthiesen--$5,810. Amounts for 2000 under the One-Leave Program were: Matthews--$17,322 (48 hrs); Ely--$14,593 (80 hrs.);
     Meyer--$0; Eliassen--$12,789 (120 hrs.); Fukai--$21,874 (275 hrs);
     Matthiesen--$0.

 (5) Avista Corp. Common Stock options granted under the Long-Term Incentive
     Plan.

 (6) Includes a $300,000 guaranteed cash payment awarded in accordance with Mr. Matthews' employment agreement.

 (7) Restricted stock award granted under the Long-Term Incentive Plan in accordance with Mr. Matthews' employment agreement. These unvested shares were subsequently forfeited.

 (8) Avista Corp. Common Stock options granted under the Long-Term Incentive Plan in accordance with Mr. Matthews' employment agreement.

 (9) Includes a $1 million signing bonus and a $150,000 guaranteed cash payment awarded in accordance with Mr. Matthews' employment agreement.

(10) Cash awards made to certain executive officers for 2000 performance.

(11) Cash awards made to certain executive officers for 1998 performance.

(12) Restricted stock award granted under the Long-Term Incentive Plan in accordance with Mr. Meyer's employment agreement.

(13) Includes 20,000 Avista Corp. Common Stock options granted under the Long-Term Incentive Plan in accordance with Mr. Meyer's employment agreement and 12,500 Avista Corp. Common Stock options granted under the Long-Term Incentive Plan.

(14) A signing bonus awarded in accordance with Mr. Meyer's employment agreement.

                     OPTION GRANTS IN 2000 OF AVISTA CORP.

                                            INDIVIDUAL GRANTS
                                      -----------------------------
                                        NUMBER OF       % OF TOTAL
                                        SECURITIES       OPTIONS
                                        UNDERLYING      GRANTED TO    EXERCISE OR                GRANT DATE
                                         OPTIONS       EMPLOYEES IN   BASE PRICE    EXPIRATION    PRESENT
NAME                                  GRANTED (#)(1)   FISCAL YEAR    (PER SHARE)      DATE       VALUE(2)
----                                  --------------   ------------   -----------   ----------   ----------
T. M. Matthews......................          --             --             --             --           --
G. G. Ely...........................      50,000           7.99%        $22.54       11/09/10     $623,930
D. J. Meyer.........................      24,000           3.84%        $22.54       11/09/10     $299,486
J. E. Eliassen......................      24,000           3.84%        $22.54       11/09/10     $299,486
R. D. Fukai.........................      11,000           1.76%        $22.54       11/09/10     $137,265
J. G. Matthiesen....................          --             --             --             --           --

------------------------

(1) Options granted in 2000 are exercisable starting one year after the grant date, with 25 percent of the shares becoming exercisable at that time, and with an additional 25 percent of the options becoming exercisable on each successive anniversary date. Options will generally vest and become exercisable in full immediately prior to the effective date of a change of control. The options were granted for a term of 10 years. No options granted under the Long-Term Incentive Plan may be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution.

(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: An exercise price on the option of $22.54, the exercise price being equal to the fair market value of the underlying stock on the grant date. Volatility of 58.47 percent calculated using month-end stock prices for the 36-month period prior to the grant date. An interest rate of 5.59 percent representing the interest rate on a U.S. Treasury strip with a maturity date corresponding to that of the option term. Dividends at the rate of $0.48 per share representing the annualized dividend paid with respect to a share of Common Stock at the date of grant. The options were granted for a term of 10 years. The ultimate value of the options will depend on the future market price of the Company's Common Stock. The actual value an optionee will realize, if any, upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

                         AGGREGATED OPTION EXERCISES IN
                   LAST FISCAL YEAR AND FY-END OPTION VALUES
                                OF AVISTA CORP.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                 OPTIONS AT                    OPTIONS AT
                              SHARES                             FY-END (#)                    FY-END ($)
                           ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                       EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ------------   ------------   -----------   -------------   -----------   -------------
T. M. Matthews...........       0              0           210,000              0       $284,900              0
G. G. Ely................       0              0            15,000         82,500       $ 39,600        $95,425
D. J. Meyer..............       0              0            21,250         55,250       $ 49,538        $81,438
J. E. Eliassen...........       0              0            11,250         45,250       $ 27,638        $59,538
R. D. Fukai..............       0              0             7,800         26,300       $ 19,536        $43,461
J. G. Matthiesen.........       0              0             7,800              0       $ 19,536              0

                         AGGREGATED OPTION EXERCISES IN
                   LAST FISCAL YEAR AND FY-END OPTION VALUES
                          OF INDIRECT SUBSIDIARIES(1)

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                 OPTIONS AT                    OPTIONS AT
                              SHARES                             FY-END (#)                    FY-END ($)
                           ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                       EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ------------   ------------   -----------   -------------   -----------   -------------
J. E. Eliassen...........                                    730(2)             0       $      0        $     0

------------------------

(1) No option grants of any of the Company's indirect subsidiaries were made to any executive officers of the Company in 2000.

(2) Bay Area Manufacturing stock options valued at $0 per share ($36.55 exercise price).

                               PENSION PLAN TABLE

                                                 YEARS OF CREDITED SERVICE
                                         -----------------------------------------
REMUNERATION                                15         20         25         30
------------                             --------   --------   --------   --------
$175,000...............................  $ 65,625   $ 87,500   $109,375   $131,250
$200,000...............................  $ 75,000   $100,000   $125,000   $150,000
$225,000...............................  $ 84,375   $112,500   $140,625   $168,750
$250,000...............................  $ 93,750   $125,000   $156,250   $187,500
$300,000...............................  $112,500   $150,000   $187,500   $225,000
$400,000...............................  $150,000   $200,000   $250,000   $300,000
$450,000...............................  $168,750   $225,000   $281,250   $337,500
$500,000...............................  $187,500   $250,000   $312,500   $375,000
$550,000...............................  $206,250   $275,000   $343,750   $412,500
$600,000...............................  $225,000   $300,000   $375,000   $450,000
$650,000...............................  $243,750   $325,000   $406,250   $487,500
$700,000...............................  $262,500   $350,000   $437,500   $525,000
$750,000...............................  $281,250   $375,000   $468,750   $562,500
$800,000...............................  $300,000   $400,000   $500,000   $600,000
$850,000...............................  $318,750   $425,000   $531,250   $637,500
$900,000...............................  $337,500   $450,000   $562,500   $675,000

The table above reflects benefits pursuant to the Retirement Plan for Employees and the Supplemental Executive Retirement Plan. The Company's Retirement Plan for Employees provides a retirement benefit based upon employees' compensation and years of credited service. Earnings credited for retirement purposes represent the final average annual base salary earnings of the employee for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the named executive officers is the amount under "Total Salary" in the Summary Compensation Table.

The Supplemental Executive Retirement Plan provides additional pension benefits to executive officers of the Company, who have attained the age of 55 and a minimum of 15 years of credited benefit service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company's Retirement Plan are reduced due to the application of Section 415 of the Internal Revenue Code of 1986 and the deferral of salary pursuant to the Executive Deferral Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers (other than the Chief Executive Officer), who retire at age 62 or older, of 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. When combined with the Retirement Plan, the plan will provide benefits to the Chief Executive Officer who retires at age 65, of 3 percent of final average base earnings during the highest 36 consecutive months during the last 120 months of service for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62.

Benefits for both plans are calculated based on a straight-life annuity, paid on a monthly basis and are not subject to reduction for offset amounts. Years of credited service for listed executive officers are shown below:

                                                              YEARS OF CREDITED
NAME                                                               SERVICE
----                                                          -----------------
T. M. Matthews..............................................           5
G. G. Ely...................................................          34
D. J. Meyer.................................................          22
J. E. Eliassen..............................................          30
R. D. Fukai.................................................          28
J. G. Matthiesen............................................          15

           CHANGE OF CONTROL AGREEMENTS AND OTHER COMPENSATORY PLANS

CHANGE OF CONTROL AGREEMENTS

The Company has entered into Change of Control Agreements with certain of the Company's executive officers, including all of the named executive officers. The agreements will provide compensation and benefits to the executive officers in the event of a change of control of the Company. Pursuant to the terms of the agreements, the executives agree to remain in the employ of the Company for three years following a change of control of the Company, and will receive an annual base salary equal to at least 12 times the highest monthly base salary paid to such executive in the 12 months preceding the change of control. In addition to the annual base salary, each executive will receive an annual bonus at least equal to such executive's highest bonus paid by the Company for the three fiscal years preceding the change of control (the "Recent Annual Bonus"). If employment is terminated by the Company for other than cause or by the executive officer for good reason during the first three years after a change of control, the executive will receive the base salary due to such executive officer. In addition, the executive officer will receive a proportionate bonus based upon the higher of the Recent Annual Bonus and the executive's annual bonus for the last fiscal year (the "Highest Annual Bonus"), together with an amount equal to three times the sum of the executive's base salary and the Highest Annual Bonus. The executive will also receive all unpaid deferred compensation and vacation pay, may continue to receive employee welfare benefits for three years from the date of termination, and may be entitled to certain additional payments based on tax liabilities incurred by the executive as a result of payments under the agreements. The executive will also be entitled to a lump sum payment equal to the actuarial value of the benefit under the Company's retirement plans that the executive officer would have received if he or she would have remained in the employ of the Company for three years after the date of termination. If any payments to the executive would be subject to the excise tax on excess parachute payments imposed by section 4999 of the Internal Revenue Code, the agreements also provide that the executive may be entitled to a gross-up payment from the Company to cover the excise tax and any additional taxes on the gross-up payment. If payments (other than the gross-up payment) to the executive do not exceed 110% of the maximum amount the executive could receive without triggering the excise tax, the payments to the executive will be reduced to that maximum amount and the executive will not receive a gross-up payment.

EMPLOYMENT AGREEMENT--D. J. MEYER

The Company entered into an employment agreement with Mr. Meyer, effective September 16, 1998, pursuant to which the Company agreed to employ Mr. Meyer as Senior Vice President and General Counsel for a period of five years and continuing thereafter on a year-to-year basis, unless terminated by written notice delivered to Mr. Meyer not less than twelve months prior to any anniversary date following the initial five-year term. Alternatively, the Company may terminate the agreement without cause at any time upon 20 days' notice and payment of severance. The employment agreement entitles Mr. Meyer to receive an annual base salary of $240,000 subject to increases, if any, as determined by the Board. The agreement also provides that Mr. Meyer shall be entitled to participate in the Company's employee benefit plans generally available to executive officers and is also entitled to not less than 30 days paid leave pursuant to the Company's One-Leave Program. In addition, Mr. Meyer was credited with 20 years of pension benefit service and will be entitled to a supplemental retirement pension benefit calculated at 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service for each credited year of service. Under the agreement, Mr. Meyer was also afforded the following: (1) A signing bonus of $200,000. In the event that Mr. Meyer terminates his employment with the Company, other than for good reason as defined in the employment agreement, Mr. Meyer would be required to repay that amount of the signing bonus proportionate to the period of time remaining prior to the expiration of the agreement. (2) An award of restricted shares of the Company's Common Stock having a fair market value on September 16, 1998, equal to $200,000, which award vests at the rate of 25 percent on each of the first four anniversaries of the agreement. (3) An option to purchase 20,000 shares of Company Common Stock, with an exercise price equal to the fair market value on September 16, 1998.

EMPLOYMENT AND SEPARATION AGREEMENTS--T. M. MATTHEWS

Employment Agreement--The Company entered into a five-year employment agreement with Mr. Matthews, effective July 1, 1998, pursuant to which the Company agreed to employ Mr. Matthews as Chairman of the Board and Chief Executive Officer of the Company. The employment agreement entitled Mr. Matthews to receive an annual base salary of $750,000, subject to increases, if any, as determined by the Board. The agreement also provided that Mr. Matthews would be entitled to participate in the Company's employee benefit plans generally available to executive officers and was also entitled to not less than 30 days paid leave pursuant to the Company's One-Leave Program. In addition, Mr. Matthews was entitled to participate in the Supplemental Executive Retirement Plan ("SERP"). Under the SERP, Mr. Matthews would be awarded one year of past service credit for each year of future service with the Company. Under the agreement, Mr. Matthews was also afforded the following: (1) A signing bonus of $1 million of which $300,000 was payable on July 1 and the balance deferred pursuant to the Executive Deferral Plan. In the event Mr. Matthews terminated his employment with the Company, other than for good reason as defined in the employment agreement, Mr. Matthews would be required to repay that amount of the signing bonus proportionate to the period of time remaining prior to the expiration of the agreement. (2) An award of restricted shares of the Company's Common Stock having a fair market value on July 1, 1998 equal to $2 million. One-third of this award would have vested on each of the third, fourth, and fifth anniversaries of his employment. (3) An option to purchase 100,000 shares of Company Common Stock, with an exercise price equal to the fair market value on July 1, 1998. (4) A minimum guaranteed cash payment (referred to as a "bonus") of $150,000 for 1998 payable in 1999 and a minimum guaranteed cash payment (referred to as a "bonus") of $300,000 for 1999 payable in 2000. (5) During the five-year agreement, an annual award of equity-based incentive compensation (e.g., stock options, performance shares, restricted stock) the form of which may vary annually, with each grant having a five-year projected pre-tax value of $1 million (assumes a 15% compound annual growth rate of the market value of Company Common Stock). The initial annual equity award granted to Mr. Matthews under this provision was a Company Common Stock option of 50,000 shares, based on the fair market value on the grant date of November 12, 1998. (6) Reasonable relocation expenses. Prior to a Change of Control, the Company may terminate Matthews' agreement without cause at any time upon 20 days' notice and payment of severance.

Separation Agreement--Pursuant to a separation agreement with the Company, Mr. Matthews resigned as President & CEO of the Company as of October 19, 2000, as Chairman of the Board as of November 10, 2000, and as Senior Executive Vice President for Strategic Initiatives as of December 31, 2000. The agreement provides that (1) Mr. Matthews will be paid the sum of $1.875 million, less applicable federal and state employment taxes, in 36 equal monthly payments beginning January 15, 2001 and continuing monthly thereafter through December 2003; (2) Mr. Matthews' total balance in the Executive Deferral Plan became fully vested as of December 31, 2000 and will be paid to him, less applicable federal and state employment taxes, in 36 equal monthly payments beginning January 15, 2001 and continuing monthly thereafter through December 2003; (3) 150,000 options granted to Mr. Matthews on July 1, 1998 and November 12, 1998 became fully vested, and 60,000 options, representing 75% of the November 11, 1999 option grant, became fully vested on December 31, 2000. The period for exercising these options has been extended until December 31, 2002. Mr. Matthews will continue to participate in the Company's welfare benefit plans until March 31, 2001. Finally, the 88,398 shares of restricted Common Stock previously awarded to Mr. Matthews under his employment agreement did not vest and were forfeited.

SUPPLEMENTAL EXECUTIVE DISABILITY PLAN

The Supplemental Executive Disability Plan provides specified benefits to executive officers of the Company who become disabled so as to be unable to perform any and every duty of his or her occupation. The plan provides a benefit equal to 60 percent of the executive officer's base annual salary at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company's Long-Term Disability Plan for employees, workers' compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable until the earlier of the executive officer's date of retirement or age 65.

EXECUTIVE INCOME CONTINUATION PLAN

In order to provide benefits to the beneficiaries of executive officers who die during their term of office or after retirement, the Company has adopted an Executive Income Continuation Plan. Under the plan, an executive officer's designated beneficiary will receive, as elected by the executive officer, either
(a) a lump sum equal to twice the executive officer's annual base salary at the time of death (or if death occurs after retirement, a lump sum equal to twice the executive officer's annual pension benefit) or (b) one quarter of such sum paid in each year over a ten-year period commencing within thirty days of the executive's death.

                               PERFORMANCE GRAPH
  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS--AVISTA CORP. VS. INDUSTRY
                                    INDEXES
      Assumes $100 was invested in AVA and each index in December 31, 1995 and that all dividends were reinvested when paid.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         STANDARD & POOR'S  S & P ELECTRIC
      AVISTA CORP (AVA)    500 INDEX (1)    CO - MIDCAP (2)
1995            $100.00            $100.00          $100.00
1996            $113.71            $122.96          $103.31
1997            $158.23            $163.98          $131.38
1998            $131.98            $210.85          $151.68
1999            $108.87            $255.21          $128.51
2000            $147.74            $231.98          $174.49

                                               12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
                                               --------   --------   --------   --------   --------
Avista Corp..................................  $113.71    $158.23    $131.98    $108.87    $147.74
Standard & Poor's 500 Index..................  $122.96    $163.98    $210.85    $255.21    $231.98
S & P Electric Co--MidCap....................  $103.31    $131.38    $151.68    $128.51    $174.49

--------------------------

(1) The S&P 500 Index consists of 500 stocks chosen for market size, liquidity, and industry group representation.

(2) The Standard & Poor's MidCap 400 Electric Companies Index. The Index currently includes 21 MidCap electric utility companies.

NOTE: The stock performance shown in the graph is not necessarily indicative of future price performance.

                      APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors appoints the independent auditors that audit the financial statements of the Company. It's anticipated that the Board of Directors will formally appoint the independent auditors for continuing audit work in 2001 at their next Board meeting. Deloitte & Touche LLP currently serves as such independent auditors, has conducted consolidated annual audits of the Company for many years, and is one of the world's largest firms of independent certified public accountants. A representative of Deloitte & Touche is expected to attend the meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

AUDITORS' FEES

Aggregate fees billed to Avista Corp. and its consolidated subsidiaries for the fiscal year ending December 31, 2000 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"):

Audit Fees........................................  $998,370
All Other Fees....................................  $268,395

Amounts included in All Other Fees primarily relate to work performed in connection with tax and risk management consulting and debt financings. The Audit & Finance Committee has determined that the provision of these other services is not incompatible with maintaining the principal accountant's independence.

                        AUDIT & FINANCE COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors (the "Board"), the Audit & Finance Committee (the "Committee") of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The charter is attached as Appendix A.

The Committee is composed of independent directors as defined by the rules of the New York Stock Exchange. In 2000, the Committee met five times. In addition, the Committee discussed the quarterly Form 10-Q's filed with the Securities and Exchange Commission.

The Committee obtained from Deloitte & Touche LLP, the Company's independent auditors, the written disclosures and letter as required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with that firm any relationships that might impact their objectivity and independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment in 2000 of Deloitte & Touche LLP and the Board concurred in such recommendation.

                    MEMBERS OF THE AUDIT & FINANCE COMMITTEE
                           OF THE BOARD OF DIRECTORS

Erik J. Anderson                       Eugene W. Meyer
Sarah M.R. (Sally) Jewell              Bobby Schmidt
Jessie J. Knight, Jr.                  R. John Taylor--Chairman

                             SECURITIES LITIGATION

On July 27, 2000, John Bain filed a lawsuit in the U.S. District Court for the Eastern District of Washington against the Company and Thomas M. Matthews, the former Chairman of the Board, President and Chief Executive Officer of the Company, and Jon E. Eliassen, a Senior Vice President and the Chief Financial Officer of the Company. On August 2, 2000, Wei Cao and William Dalton filed separate lawsuits in the same Court against the Company and Mr. Matthews. On August 7, 2000, Martin Capetz filed a lawsuit in the same Court against the Company, Mr. Matthews and Mr. Eliassen. On November 9, 2000, the Court entered an order consolidating the cases, appointing the lead stockholder-plaintiff, and appointing lead stockholders-plaintiffs' counsel to prosecute the litigation. On February 13, 2001, plaintiffs filed their First Amended and Consolidated Class Action asserting claims on behalf of a purported class of persons who purchased Company common stock during the period April 14, 2000 through June 21, 2000. In their consolidated complaint, plaintiffs assert violations of Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder, arising out of various alleged misstatements and omissions in the Company's Annual Report on Form 10-K for the year 1999, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, and in other information made publicly available by the Company, and, further, claim that plaintiffs and the purported class suffered damages as a result thereof. Such alleged misstatements and omissions are claimed to relate to the Company's trading activities in wholesale energy markets, the Company's risk management policies and procedures with respect thereto, and the Company's trading losses in the second quarter of 2000. The plaintiffs request, among other things, compensatory damages in unspecified amounts and other relief as the Court may deem proper. The Company denies liability and intends to defend the consolidated lawsuit vigorously.

The staff of the Securities and Exchange Commission has requested from the Company certain information regarding Avista Utilities' wholesale trading activities and its risk management policies and procedures with respect thereto. The Company is complying with this request.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company's 2000 Annual Report to Shareholders and the 2000 Financial Report accompanies this Proxy Statement.

                                 OTHER BUSINESS

The Board of Directors does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment(s) thereof, the individuals named in the proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                      2002 ANNUAL MEETING OF SHAREHOLDERS

The 2002 Annual Meeting of Shareholders is tentatively scheduled for May 9, 2002 in Spokane. (This date and location are subject to change.) Matters to be brought before that meeting by shareholders are subject to the following rules of the Securities and Exchange Commission ("SEC").

PROPOSALS TO BE INCLUDED IN MANAGEMENT'S PROXY MATERIALS

Shareholder proposals to be included in management's proxy soliciting materials must generally comply with SEC rules and must be received by the Company on or before November 30, 2001.

OTHER PROPOSALS

Proxies solicited by the Board of Directors will confer discretionary authority to vote on any matter brought before the meeting by a shareholder (and not included in management's proxy materials) if the shareholder does not give the Company notice of the matter on or before February 15, 2002. In addition, even if the shareholder does give the Company notice on or before February 15, 2002, management's proxies generally will have discretionary authority to vote on the matter if its proxy materials include advice on the nature of the matter and how the proxies intend to exercise their discretion to vote on the matter.

Shareholders should direct any such proposals and notices to the Vice President and Corporate Secretary of the Company at 1411 East Mission Avenue, P.O. Box 3727, Spokane, Washington 99220.

                            EXPENSE OF SOLICITATION

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Corporate Investor Communications, Inc., at a cost of $4,500 plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy soliciting material and the Company's 2000 Annual Report to Shareholders and the Financial Report to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

                                          By Order of the Board of Directors

                                          Terry L. Syms
                                          Vice President & Corporate Secretary

Spokane, Washington
March 30, 2001

                                                                      APPENDIX A

                                  AVISTA CORP.
                       AUDIT & FINANCE COMMITTEE CHARTER

ORGANIZATION

There shall be a committee of the Board of Directors (the "Board") to be known as the Audit & Finance Committee (the "Committee") that will meet at least quarterly. The Committee shall be composed of directors who are able to satisfy the independence requirements of the New York Stock Exchange. In addition, all Committee members must be financially literate and at least one member shall have accounting or related management experience both as may be determined, from time to time, by the Board in the exercise of its business judgment.

STATEMENT OF POLICY

The Committee shall provide assistance to the Board in fulfilling their responsibility to the shareholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the management of the Company. In addition, it is recognized that: (i) the independent auditor for the Company is ultimately accountable to the Board and the Committee; (ii) the Committee and Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor; (iii) the Committee is responsible for ensuring that the independent auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the Company; and (iv) the Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that might impact the objectivity and independence of the independent auditor or for recommending that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

RESPONSIBILITIES

The Committee's primary responsibilities include:

    - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

    - Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

    - Review the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Committee should periodically review Company policy statements to determine their adherence to the code of conduct.

    - Review reports from internal audit summarizing results of audit activities and progress related to the internal audit plan.

    - Prior to each meeting, receive a summary of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

    - Review the quarterly and annual financial statements contained in the reports to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

    - Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without management present.

    - Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation.

    - Review management's recommendations on dividend policy, financing activities, capital investment, allocation of capital to the various business units and cash management.

    - Review the results of the independent annual audit, any changes in accounting principles and practices, significant adjustments, and any unresolved disagreements between management and the independent auditors concerning accounting and financial disclosure matters.

    - Maintain an awareness of the financial condition of the Company and affiliates and their progress in achieving their goals and objectives.

    The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board.

                             AVISTA CORPORATION

                        PROXY/VOTING INSTRUCTION CARD

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       OF AVISTA CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS ON
                          THURSDAY, MAY 10, 2001.

     This undersigned appoints G.G. Ely and T.L. Syms, and each of them, with full power of substitution, the Proxies of the undersigned, to represent the undersigned and vote all shares of Avista Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 10, 2001, and at any adjournments thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEM 1.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

                   (Continued, and to be dated and signed on the reverse side.)

                           AVISTA CORPORATION
                           P.O BOX 11235
                           NEW YORK, NY 10203-0235

                               AVISTA-(R) CORP.

                     YOUR PROXY CARD IS ATTACHED BELOW.

                  PLEASE READ THE ENCLOSED PROXY STATEMENT,
            THEN MARK, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                           YOUR VOTE IS IMPORTANT.
                                  THANK YOU.

                             PLEASE DETACH HERE
                YOU MUST DETACH THIS PORTION OF THE PROXY CARD
             \*/ BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE \*/
-------------------------------------------------------------------------------

               /   /

1. Election of Directors   FOR all nominees   WITHHOLD AUTHORITY    *EXCEPTIONS
                           listed below       to vote for all
                                              nominees listed
                                              below

NOMINEES: Erik J. Anderson, Kristianne Blake, David A. Clack, Gary G. Ely,
          Bobby Schmidt

(INSTRUCTIONS: To withhold authority to vote for any nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

                                                             MARK HERE IF CHANGE
                                                             OF ADDRESS

                                The signature on this Proxy should correspond exactly with the shareholder's name as printed to the left. In the case of joint tenants, co-executors, or co-trustees, both should sign. Persons signing as attorney, executor, administrator, trustee or guardian, should give their full title.

                                Dated: ___________________________________, 2001


                                ________________________________________________
                                                   Signature

                                ________________________________________________
                                                   Signature

PLEASE SIGN, DATE AND
RETURN THIS PROXY
IN THE ENCLOSED POSTAGE         VOTES MUST BE INDICATED             X
PREPAID ENVELOPE.               (X) IN BLACK OR BLUE INK.



                                                       PLEASE DETACH HERE
                                                       YOU MUST DETACH THIS
                                                       PORTION OF THE PROXY
                                                       CARD BEFORE RETURNING
                                                       IT IN THE ENCLOSED
                                                       ENVELOPE